Exhibit F

Execution Version

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING TRANSFER RESTRICTIONS) SET FORTH IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF SPARROW CI SUB LTD. (AND ANY SUCCESSOR THERETO) (THE “COMPANY”) AND THAT CERTAIN SHAREHOLDERS’ AGREEMENT DATED NOVEMBER 13, 2012, AMONG CERTAIN SHAREHOLDERS OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY. IN ADDITION, THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

WARRANT TO PURCHASE CLASS B SHARES

OF

SPARROW CI SUB LTD.

Date: December 12, 2012

This certifies that, for value received, Hazels (Bahamas) Investments Inc., a company organized under the laws of the Bahamas (the “Holder”), is entitled, subject to the terms and conditions of this Warrant, to purchase from Sparrow CI Sub Ltd., a company organized under the laws of the Bahamas (the “Company”), One Hundred (100) shares of the Class B Stock of the Company (the “Warrant Shares”), upon surrender hereof at the principal office of the Company referred to below, with the Notice of Exercise attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided at the Exercise Price (as defined below) as set forth in Section 2 below. The number, character and Exercise Price per share of such Warrant Shares are subject to determination and adjustment as provided below. The term “Warrant” as used herein, shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

1.	Term of Warrant.

(a) Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant, in its entirety, at any time prior to the Expiration Date (as defined below) upon the Holder’s receipt of written notice by the Parent of the occurrence of any of the following (which notice the Parent shall deliver to the Holder promptly following the occurrence of any of the following):

(i) Southern Cross has realized an IRR equal to or greater than 15% on the Southern Cross Investments;

(ii) if, at any time after the first anniversary of the date hereof (the “Closing Date”), Southern Cross and its Affiliates should receive and decide to reject a bona-fide firm offer in writing from a Third Party Purchaser to acquire 100% of Southern Cross’ beneficial interest in Ultrapetrol (Bahamas) Limited (“UP”), the terms of which offer would cause the Southern Cross Investments to result in an IRR equal to or greater than 15%;

(iii) if, at any time after the first anniversary of the Closing Date, (x) the 360-day moving average market price of UP Shares is such that if all the UP Shares owned by the Company and the Parent, collectively, were sold at such price, Southern Cross’ beneficial interest in UP would result in the Southern Cross Investments achieving an IRR equal to or greater than 15%, and (y) the moving 90-day daily average trading volume of UP Shares is at least 360,000 shares;

(iv) the Parent, the Company or UP has successfully completed a follow-on sale of UP Shares to a Third Party Purchaser, in one transaction or a series of transactions, whereby the number of shares sold to such third party is not less than 20% of the UP Shares beneficially held by Southern Cross at the Closing Date (a “Follow-on Third Party Sale”), at a price such that Southern Cross’ beneficial interest in UP would result in the Southern Cross Investments achieving an IRR equal to or greater than 15%; or

(v) either (A) the directors of UP nominated by the Parent have not approved a proposal by a director of UP nominated by MDZ to cause UP to make or (B) MDZ has provided a written request to Southern Cross and the Parent requesting that the Parent make, and the Parent fails to make within 90 days thereafter, a Follow-on Third Party Sale following a 180-day period in which the average market price of UP Shares was such that if all the UP Shares owned by the Company and the Parent, collectively, were sold at such price, Southern Cross’ beneficial interest in UP would result in the Southern Cross Investments achieving an IRR equal to or greater than 15%; provided, however, that with respect to subclause (A), such proposal to make a Follow-on Third Party Sale shall refer only to a single proposal for a transaction or a series of transactions, and shall not refer collectively to multiple proposals for one or more transactions.

(b) If, on the Expiration Date, none of the events described in Section 1(a) has occurred, this Warrant shall expire and be of no further force and effect, and the Holder shall forfeit all rights hereunder.

(c) The following definitions shall apply for all purposes of this Warrant:

(i) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company and the Company shall not be deemed an Affiliate of any securityholder of the Company otherwise; provided, further, that no securityholder of UP shall be deemed an Affiliate of any other securityholder solely by reason of any investment in UP and UP and its Subsidiaries shall not be deemed Affiliates of each other or of any UP Shareholder otherwise.

(ii) “Avellanos” means Inversiones Los Avellanos S.A., a company organized under the laws of Chile.

(iii) “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, Buenos Aires, Argentina or Santiago, Chile are authorized by law to close.

(iv) “Cause” means (a) any of the following with respect to an officer of UP: such officer’s (i) willful and continued failure substantially to perform his or her duties with UP in his or her established position, (ii) willful misconduct that is materially injurious, monetarily or otherwise, to UP or any of its Subsidiaries, (iii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or (iv) abuse of illegal drugs or other controlled substances or habitual intoxication, or (b) solely with respect to officers affiliated with MDZ, the failure by the Holder and/or Avellanos, as applicable, to cure a willful material breach by the Holder and/or Avellanos of the UP Shareholders Agreement or the NewCo Agreement (as defined in the UP Shareholders Agreement) within fifteen days (or a reasonable additional time, not to exceed fifteen days, if such breach cannot be cured within the initial fifteen day period) after receiving written notice of such breach.

(v) “Class B Stock” means the shares of Class B nonvoting common stock of the Company, par value $0.01 per share.

(vi) “Common Stock” means the shares of capital stock of the Company, including the Class B Stock and the shares of Class A voting common stock of the Company, par value $0.01 per share.

(vii) “Company Shareholders Agreement” means that certain shareholders agreement to be entered into by and among the Company, its shareholders and certain other parties thereto, effective upon the Closing Date and governing certain shareholder arrangements relating to the Company.

(viii) “Expiration Date” means the date on which (a) either Felipe Menendez Ross or Ricardo Menendez Ross voluntarily terminates his employment with UP, other than for reasons involving circumstances, including personal health or otherwise, that render him mentally or physically incapacitated and therefore unable for a period of at least 180 consecutive days to perform his duties, (b) the employment of Felipe Menendez Ross or Ricardo Menendez Ross is terminated by UP for Cause, (c) either Felipe Menendez Ross or Ricardo Menendez Ross engages or assists other in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly held company) that is competitive with UP’s business of inland marine transportation in Latin America, the offshore supply vessel business, oceangoing liquid and dry bulk transportation business, the ship management business and such other businesses in which UP may be engaged at the time of such engagement or assistance by Felipe Menendez Ross or Ricardo Menendez Ross, or (d) (i) the Parent no longer has any beneficial ownership interest in UP, and (ii) none of the events described in paragraphs (i)-(v) of Section 1(a) has occurred; provided, that in the case of clauses (a) and (b), such termination occurs within two years after the Closing Date.

(ix) “Investment Agreement” means the Investment Agreement, dated as of November 13, 2012, between the Company and UP.

(x) “IRR” means, for the purpose of calculations pursuant to this Warrant, the annualized discount rate, expressed as a percentage, that makes the net present value of the Southern Cross Net Proceeds and Southern Cross Investments, each calculated as of the day(s) paid into or out of, or with respect to, UP, zero. IRR will be calculated in U.S. Dollars.

(xi) “MDZ” means, collectively, the Holder and Avellanos.

(xii) “Parent” means Sparrow Capital Investments Ltd., a company organized under the laws of the Bahamas.

(xiii) “Permitted Transfer” means any transfer to an Affiliate of the Holder.

(xiv) “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(xv) “Southern Cross” means Southern Cross Latin America Private Equity Fund III, L.P., an Ontario limited partnership, and Southern Cross Latin America Private Equity Fund IV, L.P., an Ontario limited partnership.

(xvi) “Southern Cross Investments” means (i) all investments made by Southern Cross and its Affiliates with respect to UP and its Subsidiaries, whether through the Parent or the Company or otherwise, including, without limitation, the investment by the Parent and the Company in UP (as funded by Southern Cross) pursuant to the Investment Agreement, and all subsequent capital increases, loans and similar cash investments made by Southern Cross and its Affiliates in UP or any of its Subsidiaries, inclusive of all related Transaction Costs associated therewith, each of them as of their respective dates, and (ii) an amount equal to (x) any and all amounts paid by UP with respect to its indemnification obligations under the Investment Agreement, (y) divided by 0.7838 and (z) multiplied by 0.4; provided that any Syndicated Investment shall not be deemed to be Southern Cross Investments for the purposes hereof.

(xvii) “Southern Cross Net Proceeds” means the proportionate share of Southern Cross and its Affiliates (assuming the exercise in full of this Warrant) in each of the following, as of its respective date: (A) the fair market value of all cash, marketable securities or other property received by Southern Cross and its Affiliates, including by SC Holders (as defined in the Company Shareholders Agreement), the Parent and the Company, (i) from UP or any of its Subsidiaries as dividends, proceeds, interest payments, debt repayments or prepayments, or redemption payments and/or other cash distributions, similar payments or other returns with respect to Southern Cross Investments, and (ii) from any Third Party in connection with a sale of any Southern Cross Investments (including, for the avoidance of doubt, the beneficial ownership thereof), net of (B) (i) all related Transaction Costs incurred by Southern Cross associated therewith and (ii) the payment of all Earn-Out Payments and Preliminary Earn-Out Payments pursuant to the Company Shareholders Agreement. For the avoidance of doubt, Southern Cross Net Proceeds shall not include proceeds of any Syndicated Investment or any proceeds, dividends, payments or distributions made in respect thereof.

(xviii) “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person; provided, that for purposes of the definitions of Southern Cross Net Proceeds and Southern Cross Investments, a Subsidiary of UP shall include only those Persons in which UP has a beneficial ownership of at least 90% of the economic interests of such Person.

(xix) “Syndicated Investment” means any portion of any Southern Cross Investment that is Transferred to Persons other that Southern Cross or its Affiliates in connection with a syndication or other similar arrangement with respect to such investment within six months following the date of such Southern Cross Investment.

(xx) “Third Party Purchaser” means a prospective purchaser in an arm’s-length transaction, other than Southern Cross, Avellanos or the Holder or any of their respective Affiliates.

(xxi) “Transaction Costs” means all reasonable out-of-pocket expenses directly attributable to a given transaction, including in relation to customary due diligence, structuring costs and fees of attorneys and auditors, but excluding any fees or other payments made to Southern Cross or any of its Affiliates.

(xxii) “UP Securities” means (i) UP Shares, (ii) securities convertible into or exchangeable for UP Shares, and (iii) options, warrants or other rights to acquire any of the foregoing, (iv) any other shares or other equity or equity-linked security issued by UP and (v) debt securities of UP or any Subsidiary of UP.

(xxiii) “UP Share” means a share of the common stock, par value US$0.01 per share, of UP or of any other class or series of capital stock of UP hereafter authorized and issued.

(xxiv) “UP Shareholder” means each Person who shall be a party to, or shall be bound by, the UP Shareholders Agreement.

(xxv) “UP Shareholders Agreement” means that certain shareholders agreement to be entered into by and among the Company, Avellanos and the Holder, effective upon the Closing Date and governing certain shareholder arrangements relating to UP.

2. Exercise Price. The exercise price at which this Warrant may be exercised shall be $0.01 per share (the “Exercise Price”).

3. Exercise of Warrant.

(a) Payment; Exercise Documents. The purchase rights represented by this Warrant are exercisable by the Holder in its entirety:

(i) by surrender of this Warrant at the office of the Company;

(ii) by delivery to the Company of the Notice of Exercise annexed hereto as Exhibit A duly completed and executed on behalf of the Holder;

(iii) upon payment in full, by check or wire transfer of immediately available funds, of the Exercise Price for the number of Warrant Shares to be purchased hereunder; and

(iv) unless the Company otherwise informs the Holder in writing or the Holder is otherwise already a party to such agreement, by delivery to the Company of an executed counterpart signature page, joinder agreement, instrument of accession or similar instrument by which the Holder becomes party to the Company Shareholders Agreement and/or such other then-effective agreement entered into among the Company and the holders of the outstanding shares of Common Stock, solely with respect to the Warrant Shares issued upon such exercise.

(b) Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the Person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within 14 days thereafter, the Company at its expense shall issue and deliver to the Person or Persons entitled to receive the same certificate or certificates for the number of shares issued upon such exercise.

(c) Optional Exercise/Tag-Along Sale. If, in connection with a Tag Along Sale (as defined in the Company Shareholders Agreement), this Warrant shall become exercisable or has previously become exercisable pursuant to Section 1(a) hereof, the Company shall provide a copy of the Tag-Along Notice (as defined in the Company Shareholders Agreement) to the Holder within three Business Days of the Company’s receipt thereof, and the Holder will have the option to exercise this Warrant in its entirety immediately prior to the closing of such Tag Along Sale. Within five Business Days after the Holder’s receipt of the Tag-Along Notice, the Holder must provide notice (the “Response Notice”) to the Company if the Holder decides that it will exercise this Warrant to include the Warrant Shares in the Tag Along Sale. The Response Notice shall include wire transfer instructions for payment of the purchase price for the Warrant Shares to be sold in such Tag-Along Sale and an unconditional agreement to deliver such Warrant Shares at the closing of the Tag-Along Sale against delivery of the consideration therefor. Notwithstanding Section 3(b), should the Holder exercise this Warrant in accordance with Section 3(a) and pursuant to this Section 3(c), this Warrant shall be deemed to have been exercised immediately prior to the closing of such Tag Along Sale, and the Person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the closing of such Tag Along Sale. The Warrant Shares or the applicable pro rata portion thereof purchased upon exercise of this Warrant pursuant to this Section 3(c) shall be transferred in such Tag Along Sale in accordance with Sections 4.01 and 4.03 of the Company Shareholders Agreement.

(d) Mandatory Exercise/Drag-Along Sale. If, in connection with a Qualifying Drag-Along Sale (as defined in the Company Shareholders Agreement), this Warrant shall become exercisable or has previously become exercisable pursuant to Section 1(a) hereof, the Company shall provide a copy of the Qualifying Drag-Along Sale Notice (as defined in the Company Shareholders Agreement) to the Holder within three Business Days of the Company’s receipt thereof, and the Holder will be required to exercise this Warrant in its entirety immediately prior to the closing of such Qualifying Drag-Along Sale. Notwithstanding Section 3(b), upon such exercise in accordance with Section 3(a) and pursuant to this Section 3(d), this Warrant shall be deemed to have been exercised immediately prior to the closing of such Qualifying Drag-Along Sale, and the Person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the closing of such Qualifying Drag-Along Sale. The Warrant Shares purchased upon exercise of this Warrant pursuant to this Section 3(d) shall be transferred in such Qualifying Drag-Along Sale in accordance with Sections 4.02 and 4.03 of the Company Shareholders Agreement. If the Holder shall fail to exercise this Warrant pursuant to this Section 3(d), upon the closing of the Qualifying Drag-Along Sale, this Warrant shall expire and be of no further force and effect, and the Holder shall forfeit all rights hereunder.

4. Adjustments.

(a) Stock Dividends, Subdivisions and Combinations. If at any time after the date hereof, the Company shall:

(i) pay a dividend payable in additional shares of Class B Stock,

(ii) subdivide its outstanding shares of Class B Stock into a larger number of shares of Class B Stock, or

(iii) combine its outstanding shares of Class B Stock into a smaller number of shares of Class B Stock,

then (A) the number of shares of Class B Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Class B Stock which a record holder of the same number of shares of Class B Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (B) the Exercise Price per share shall be adjusted to equal (x) the current Exercise Price per share immediately prior to the adjustment multiplied by the number of shares of Class B Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (y) the number of shares of Class B Stock for which this Warrant is exercisable immediately after such adjustment.

(b) Adjustment for Mergers or Reorganizations, etc. In case of any capital reorganization of the capital stock of the Company (other than a combination or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation then, and in each such case, as a part of such reorganization, merger, or consolidation, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, in accordance with the terms hereof and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger or consolidation that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, merger or consolidation if this Warrant had been exercised immediately before such reorganization, merger or consolidation, all subject to further adjustment as provided in this Section 4. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

5. No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant, but the Company shall make an adjustment therefor in cash on the basis of the value per share of Class B Stock.

6. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of a written indemnity agreement reasonably satisfactory in form and substance to the Company, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

7. No Shareholder Rights. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

8. Transfer.

(a) Transferability and Non-Negotiability of Warrant. Other than a Permitted Transfer, this Warrant may not be transferred or assigned in whole or in part by the Holder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion. Prior to any Permitted Transfer, the Holder must deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of the permitted transferee, the date of such Permitted Transfer and written acknowledgement of the permitted transferee that it will be bound by the provisions of this Warrant.

(b) Compliance with Securities Laws.

(i) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of this Warrant, the Securities Act or any state securities laws.

(ii) All Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any other legend that may be required):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE (THE “SECURITIES”) ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING TRANSFER RESTRICTIONS) SET FORTH IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF SPARROW CI SUB LTD. (AND ANY SUCCESSOR THERETO) (THE “COMPANY”) AND THAT CERTAIN SHAREHOLDERS’ AGREEMENT DATED NOVEMBER 13, 2012, AMONG CERTAIN SHAREHOLDERS OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY. NO TRANSFER OF THE SECURITIES WILL BE REGISTERED IN THE BOOKS AND REGISTERS OF, OR BE EFFECTIVE WITH RESPECT TO, THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY AND SUCH SHAREHOLDERS’ AGREEMENT.

9. Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

(a) Investment. The Holder is acquiring this Warrant and the underlying Warrant Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Holder understands that the Warrant Shares to be purchased hereby have not been, and will not be, registered under the Securities Act.

(b) Rule 144. The Holder acknowledges that the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

(c) No Public Market. The Holder understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

10. Representations and Warranties by the Company. The Company represents and warrants to the Holder that, as of the Closing Date, the Company has authorized and has reserved for issuance upon the exercise of this Warrant a number of shares of Class B Stock sufficient to issue to the Holder the full amount of Warrant Shares hereunder, and the Company shall maintain such amount of authorized and unissued shares of Class B Stock for so long as this Warrant remains exercisable.

11. Notices.

(a) All notices, consents, waivers or other communications required to be given hereunder shall be in writing and shall be deemed to have been effectively given upon receipt when (i) delivered in person, (ii) mailed by certified or registered mail, return receipt requested, (iii) delivered by an internationally recognized overnight delivery service, or (iv) sent by facsimile transmission, in each case as follows:

if to the Company to:

Sparrow CI Sub Ltd.

c/o GTC Corporate Services Limited

Sassoon House

Shirley St. & Victoria Ave.

P.O. Box SS-5383

Nassau, New Providence, The Bahamas

Facsimile: 242-328-1069

and

Southern Cross Latin America Private Equity Fund III, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

and

Southern Cross Latin America Private Equity Fund IV, L.P.

c/o Blakes Extra Provincial Services, Inc.

Commerce Court West, Suite 2800

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:

Fax: (416) 863-2653

with a copy (which shall not constitute notice) to:

Southern Cross Group LLC

300 5th Ave So., Suite 203D

Naples, FL 34102

Attention: Ricardo Rodriguez

Fax: (203) 629-8370

Email: rrodriguez@southerncrossgroup.com

and

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10012

Attention: Morton E. Grosz

Fax: (212) 541-5369

if to the Holder to:

Avenida del Bosque Norte 0440

oficina 1101

Las condes

Santiago, Chile

Attention:

Fax:

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, NY USA

10036-2787

Attention: F. Holt Goddard, Esq.

Fax: 1 (212) 354-8113

All notices, consents, waivers or other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, consent, waivers or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notices, consents, waivers or other written communications sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

(b) Any Person that becomes a permitted holder hereof shall provide its address and fax number on the joinder or similar instrument submitted by such holder to the Company. Any party to this Warrant may change its address for purposes of notice hereunder by giving ten days’ notice of such change to each of the other parties hereto as provided in this Section 11.

12. Amendment; Waiver. This Warrant may not be amended and provisions may not be waived without the written agreement of the Company and the Holder.

13. Headings. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

14. Law Governing. This Warrant shall be governed by and construed under the internal laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without reference to principles of conflict of laws or choice of laws.

15. Jurisdiction. Any claim, action, suit or dispute (“Action”) arising out of or relating to this Warrant shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of the City of New York; provided that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Warrant brought by any party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Warrant or the transactions contemplated by this Warrant may not be enforced in or by any of the above-named courts. The parties hereto hereby agree that the mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 11, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

16. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

SPARROW CI SUB LTD.

By:	/s/ Ricardo Rodriguez

Name: Ricardo Rodriguez Title: Director

HAZELS (BAHAMAS) INVESTMENTS INC.

By:	/s/ Julio Menéndez R.

Name: Julio Menéndez R. Title: President

By:	/s/ José Antonio Sastre G.

Name: José Antonio Sastre G. Title: Director

[Signature Page to Warrant]

NOTICE OF EXERCISE

To:	Sparrow CI Sub Ltd.

c/o GTC Corporate Services Limited

Sassoon House

Shirley St. & Victoria Ave.

P.O. Box SS-5383

Nassau, New Providence, The Bahamas

(1) The undersigned Holder elects to purchase 100 ordinary shares of capital stock of Sparrow CI Sub Ltd., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in 1full.

(2) The undersigned herewith makes payment of the full Exercise Price for such shares as provided for in such Warrant, which is $1 in lawful money of the United States.

(3) In exercising this Warrant, the undersigned hereby confirms and acknowledges that the ordinary shares of Class B capital stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such ordinary shares of capital stock except under certain circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

(4) Please issue a certificate or certificates representing such ordinary shares of capital stock in the name of the undersigned or such other name as specified below:

(Name)
(Address)
(City, State, Zip Code)
(Social Security Number) (if applicable)
(Date)